Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Suzanne Runald	Charles Messman
Public Relations 949-362-5800 pr@smithmicro.com	Investors Relations 949-362-5800 IR@smithmicro.com

Smith Micro Reports 2016 Second Quarter Financial Results

Aliso Viejo, CA, July 25, 2016 – Smith Micro Software, Inc. (NASDAQ:SMSI), today reported financial results for its second quarter ended June 30, 2016.

“Revenue for the second quarter of 2016 was $7.5 million, in line with our previous guidance,” said William W. Smith Jr., President and CEO of Smith Micro Software. “Revenue increased slightly over the first quarter as we started to roll-out new NetWise deployments at two large carrier and cable/MSO customers in North America.”

Smith continued, “As part of our growth strategy, we are excited to announce the acquisition of iMobileMagic, based in Braga, Portugal. iMobileMagic brings to Smith Micro a next generation mobile platform for Family Safety, sold to wireless carriers as a valued added service to their customers. It fits well with our technology and sales strategy, and brings new global customers with the deal.

“Looking to the second half of the year, we remain excited about our strong pipeline and market potential. We expect steady revenue growth with the goal to be profitable by the fourth quarter,” Smith concluded.

Fiscal Second Quarter 2016 Financial Results:

Smith Micro Software reported revenues of $7.5 million for the second quarter ended June 30, 2016, compared to $9.4 million reported in the second quarter ended June 30, 2015.

Second quarter 2016 gross profit on both a GAAP and non-GAAP basis (which excludes stock compensation) was $5.5 million, compared to $7.3 million reported in the second quarter of 2015.

Smith Micro Software Second Quarter 2016 Financial Results	Page 2 of 7

GAAP gross profit as a percentage of revenue was 74.4 percent for the second quarter of 2016, compared to 77.9 percent for the second quarter of 2015. Non-GAAP gross profit as a percentage of revenue was 74.4 percent for the second quarter of 2016, compared to 78.0 percent for the same quarter last year.

GAAP net loss for the second quarter of 2016 was $3.3 million, or $0.07 loss per diluted share, compared to a GAAP net loss of $1.2 million, or $0.03 loss per diluted share, for the second quarter of 2015.

Non-GAAP net loss (which excludes stock-based compensation, amortization of intangibles, and non-cash tax expense) for the second quarter of 2016 was $1.8 million, or $0.04 loss per diluted share, compared to a non-GAAP net loss of $0.4 million, or $0.01 loss per diluted share, for the second quarter of 2015.

Fiscal June Year-To-Date 2016 Financial Results:

For the six months ended June 30, 2016, the Company reported revenues of $14.7 million, compared to $19.9 million for the six months ended June 30, 2015.

GAAP and non-GAAP (which excludes stock-based compensation) gross profit was $10.6 million for the six months ended June 30, 2016, compared to $15.7 million for the six months ended June 30, 2015.

GAAP and non-GAAP gross profit as a percentage of revenues was 72.6 percent for the six months ended June 30, 2016, compared to 79.0 percent for the same period last year.

GAAP net loss for the six months ended June 30, 2016 was $7.0 million, or a loss of $0.15 per diluted share, compared to a GAAP net loss for the six months ended June 30, 2015 of $1.2 million, a loss of $0.03 per diluted share.

Non-GAAP net loss (which excludes stock-based compensation, amortization of intangibles, and non-cash tax expense) for the six months ended June 30, 2016 was $3.8 million, or $0.08 loss per diluted share, compared to a non-GAAP net loss of $44,000, or $0.00 per diluted share, for the six months ended June 30, 2015.

Total cash and cash equivalents and short-term investments at June 30, 2016 were $7.1 million.

Fully diluted weighted average common shares outstanding as of June 30, 2016 were 46.5 million, compared to 45.9 million fully diluted weighted average common shares outstanding as of June 30, 2015.

Smith Micro Software Second Quarter 2016 Financial Results	Page 3 of 7

The Company uses a non-GAAP reconciliation of gross profit, income (loss) before taxes, net income (loss) and earnings (loss) per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation since stock-based compensation and the amortization of intangible assets are excluded from the non-GAAP earnings calculation and adjustments are made for Proforma taxes. Since we are in a cumulative loss position, the non-GAAP income tax expense (benefit) for the period ended June 30, 2016 was computed by using a tax rate of 38 percent using the Company’s normalized combined U.S. federal, state and foreign statutory tax rates less various tax adjustments. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net loss on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.

Investor Conference Call:

Smith Micro Software will hold an investor conference call today to discuss the Company’s second quarter 2016 results at 4:30 p.m. ET, July 25, 2016. To access the call, dial (888) 510-1786, international participants can call 719-325-2452, when prompted provide the participant pass code 4882111. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available on the Smith Micro website in the Investor Relations section.

About Smith Micro Software, Inc.:

Smith Micro develops software to simplify and enhance the mobile experience, providing solutions to some of the leading wireless service providers, device manufacturers, and enterprise businesses around the world. From optimizing wireless networks to uncovering customer experience insights, and from streamlining Wi-Fi access to ensuring family safety, our solutions enrich today’s connected lifestyles while creating new opportunities to engage consumers via smartphones. Our portfolio also includes a wide range of products for creating, sharing and monetizing rich content, such as visual messaging, video streaming, and 2D/3D graphics applications. For more information, visit smithmicro.com (NASDAQ: SMSI)

Smith Micro Software Second Quarter 2016 Financial Results	Page 4 of 7

Safe Harbor Statement:

This release contains forward-looking statements that involve risks and uncertainties, including without limitation, forward-looking statements relating to the company’s financial prospects and other projections of its performance, the existence of new sales opportunities and interest in the company’s products and solutions, the company’s ability to increase its revenue by capitalizing on new opportunities, customer concentration given that the majority of our sales depend on a few large client relationships, including Sprint, and the risk of being delisted from NASDAQ if we fail to meet any of the listing requirements. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for the company’s products from its customers and their end-users, new and changing technologies, customer acceptance and timing of deployment of those technologies, and the company’s ability to compete effectively with other software and technology companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.

Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.

Note: Financial Schedules Attached

Smith Micro Software Second Quarter 2016 Financial Results	Page 5 of 7

Smith Micro Software, Inc.

Reconciliation of GAAP to Non-GAAP Results

(in thousands, except per share amounts) - unaudited

	GAAP	Stock Compensation	Amortization	Taxes	Non- GAAP
Three Months Ended 6/30/16:
Gross profit	$5,546	$—	$—	$—	$5,546
Loss before provision for income taxes	($3,269)	$406	$27	$—	($2,836)
Net loss	($3,280)	$406	$27	$1,089	($1,758)
EPS-diluted	($0.07)	$0.01	$0.00	$0.02	($0.04)

Three Months Ended 6/30/15:
Gross profit	$7,315	$3	$—	$—	$7,318
Loss before provision for income taxes	($1,225)	$544	$—	$—	($681)
Net loss	($1,231)	$544	$—	$265	($422)
EPS-diluted	($0.03)	$0.01		$0.01	($0.01)

Six Months Ended 6/30/16:
Gross profit	$10,647	$2	$—	$—	$10,649
Loss before provision for income taxes	($6,949)	$767	$27	$—	($6,155)
Net loss	($6,986)	$767	$27	$2,376	($3,816)
EPS-diluted	($0.15)	$0.02	$0.00	$0.05	($0.08)

Six Months Ended 6/30/15:
Gross profit	$15,726	$6	$—	$—	$15,732
Loss before provision for income taxes	($1,224)	$1,153	$—	$—	($71)
Net loss	($1,241)	$1,153	$—	$44	($44)
EPS-diluted	($0.03)	$0.03		$0.00	($0.00)

Smith Micro Software Second Quarter 2016 Financial Results	Page 6 of 7

Smith Micro Software, Inc.

Statements of Operations and Comprehensive Loss for the Three and Six Months Ended  June 30, 2016 and 2015

(in thousands, except per share amounts) - unaudited

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Revenues	$7,459	$9,386	$14,673	$19,915
Cost of revenues	1,913	2,071	4,026	4,189

Gross profit	5,546	7,315	10,647	15,726

Operating expenses:
Selling and marketing	2,478	2,228	4,848	4,419
Research and development	4,107	3,447	8,030	6,788
General and administrative	2,870	2,865	5,356	5,742

Total operating expenses	9,455	8,540	18,234	16,949

Operating loss	(3,909)	(1,225)	(7,587)	(1,223)
Non-operating income:
Change in fair value of contingent liability	657	—	657	—
Interest and other income (expense), net	(17)	—	(19)	(1)

Loss before provision for income taxes	(3,269)	(1,225)	(6,949)	(1,224)

Provision for income tax expense	11	6	37	17

Net loss	$(3,280)	$(1,231)	$(6,986)	$(1,241)

Other comprehensive income, before tax:
Unrealized holding gains on available-for-sale securities	—	—	2	1

Other comprehensive income, net of tax	—	—	2	1

Comprehensive loss	$(3,280)	$(1,231)	$(6,984)	$(1,240)

Loss per share:
Basic and diluted	$(0.07)	$(0.03)	$(0.15)	$(0.03)

Weighted average shares outstanding:
Basic and diluted	46,964	46,257	46,529	45,881

Smith Micro Software Second Quarter 2016 Financial Results	Page 7 of 7

Smith Micro Software, Inc.

Consolidated Balance Sheets

(in thousands)

	June 30, 2016	December 31, 2015
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash & cash equivalents	$6,410	$8,819
Short term investments	720	4,078
Accounts receivable, net	5,444	8,145
Income tax receivable	18	13
Inventory, net	24	39
Prepaid and other assets	1,211	692

Total current assets	13,827	21,786
Equipment & improvements, net	1,904	2,492
Other assets	199	195
Intangible assets, net	613	—
Goodwill	1,874	—

TOTAL ASSETS	$18,417	$24,473

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,740	$1,708
Accrued liabilities	5,007	5,064
Deferred revenue	1,069	440

Total current liabilities	7,816	7,212

Long-term liabilities	2,970	3,235

Total non-current liabilities	2,970	3,235

Stockholders’ Equity:
Common stock	47	46
Additional paid in capital	225,455	224,867
Accumulated comprehensive deficit	(217,871)	(210,887)

Total stockholders’ equity	7,631	14,026

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$18,417	$24,473